Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

April 30, 2020

Biogen Inc. 225 Binney Street Cambridge, Massachusetts 02142
Re:	$1,500,000,000 2.250% Senior Notes due 2030
$1,500,000,000 3.150% Senior Notes due 2050

Ladies and Gentlemen:

We have acted as counsel for Biogen Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of $1,500,000,000 aggregate principal amount of its 2.250% Senior Notes due 2030 and $1,500,000,000 aggregate principal amount of its 3.150% Senior Notes due 2050 (collectively, the “Notes”), pursuant to the Underwriting Agreement dated as of April 27, 2020 (the “Underwriting Agreement”) among the Company and Goldman, Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Notes are being issued pursuant to the Indenture dated as of September 15, 2015 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture dated as of April 30, 2020 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, as trustee.

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) the Company’s shelf registration statement on Form S-3 (File No. 333-237819) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company on April 24, 2020 and (ii) the prospectus dated April 24, 2020 (the “Base Prospectus”) that constitutes a part of the Registration Statement, as supplemented by the prospectus supplement dated April 27, 2020 (the “Prospectus Supplement,” and, collectively with the Base Prospectus, the “Prospectus”) filed by the Company pursuant to Rule 424(b) under the Securities Act on April 28, 2020, in each case related to the offering of the Notes.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, (ii) the amended and restated by-laws of the Company, as amended to the date hereof, (iii) the Registration Statement, including the Base Prospectus and the documents and information incorporated by reference therein, (iv) the Prospectus, (v) the Indenture, (vi) the Notes, (vii) the Form T-1 of the Trustee filed with the Commission with respect to the transaction, (viii) such records of the corporate proceedings of the Company as we have deemed material, and (ix) such other certificates, receipts, records and documents as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and others. We have not independently verified such factual matters.

Our opinion expressed below is qualified to the extent that (i) the enforceability or validity of any provision of any agreement, instrument or document or any rights granted thereunder may be subject to or affected by any bankruptcy, insolvency, reorganization, moratorium, preference, fraudulent conveyance, fraudulent transfer or similar law relating to or affecting the rights and remedies of creditors generally which may be in effect from time to time, (ii) the remedy of specific performance or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, (iii) equitable principles and principles of public policy may be applied in construing or enforcing any of the provisions of any agreement, instrument or document, (iv) the enforceability, validity or binding effect of any remedial provision of any agreement, instrument or document may be limited by applicable law, including, but not limited to, the application of principles of materiality, reasonableness, good faith and fair dealing, which may limit particular rights and remedies but not so as to interfere materially with the practical realization of the benefits intended to be provided by such agreement, instrument or document, and (v) rights to indemnification and contribution may be limited by federal and state securities laws or public policy.

In rendering the opinions set forth below, we have assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Indenture, (iii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (iv) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms, and (v) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

We are opining herein only as to the federal laws of the United States, the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute binding obligations of the Company.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the references to our firm in each of the Base Prospectus and the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ John D. Hancock
A partner